Exhibit 10.7

LIMITED LIABILITY COMPANY AGREEMENT

of

ENDEAVOR MANAGER, LLC

Dated as of April 28, 2021

THE LIMITED LIABILITY COMPANY INTERESTS IN ENDEAVOR MANAGER, LLC HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT, THE SECURITIES LAWS OF ANY STATE, OR ANY OTHER APPLICABLE SECURITIES LAWS, AND HAVE BEEN OR ARE BEING ISSUED IN RELIANCE UPON EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND SUCH LAWS. SUCH INTERESTS MAY BE ACQUIRED FOR INVESTMENT ONLY AND MAY NOT BE OFFERED FOR SALE, PLEDGED, HYPOTHECATED, SOLD, ASSIGNED OR TRANSFERRED AT ANY TIME EXCEPT IN COMPLIANCE WITH (I) THE SECURITIES ACT, ANY APPLICABLE SECURITIES LAWS OF ANY STATE AND ANY OTHER APPLICABLE SECURITIES LAWS; (II) THE TERMS AND CONDITIONS OF THIS LIMITED LIABILITY COMPANY AGREEMENT; AND (III) ANY OTHER TERMS AND CONDITIONS AGREED TO IN WRITING BETWEEN THE MANAGING MEMBER AND ANY HOLDER OF SUCH INTERESTS.

i

ii

Section 12.14	Immunity Waiver	40
Section 12.15	Specific Performance	41
Section 12.16	Agreement of Certain Members	41

Schedule A	Member Schedule

Schedule B	Certain Individuals

iii

LIMITED LIABILITY COMPANY AGREEMENT (this “Agreement”) of ENDEAVOR MANAGER, LLC, a Delaware limited liability company (the “Company”), dated as of , 2021 (the “Effective Date”), by and among the Company, Endeavor Group Holdings, Inc., a Delaware corporation (“PubCo”), Endeavor Operating Company, LLC, a Delaware limited liability company (“OpCo”) and the Members (as defined below).

W I T N E S S E T H:

WHEREAS, the Company was formed as a limited liability company under the Delaware Act (as defined below) pursuant to a certificate of formation (the “Certificate”) which was executed and filed with the Secretary of State of the State of Delaware on July 1, 2019; and

WHEREAS, the Company was formed for the purpose of holding OpCo Common Units and for exercising certain rights pursuant to the OpCo LLC Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein made and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS AND USAGE

Section 1.01 Definitions.

(a) The following terms shall have the following meanings for the purposes of this Agreement:

“Additional Member” means any Person admitted as a Member of the Company pursuant to Section 3.02 in connection with the issuance of new Units to such Person after the Effective Date.

“Affiliate” of any specified Person means any other Person directly or indirectly Controlling, Controlled by or under direct or indirect common Control with such first specified Person; provided, that for purposes of this Agreement, (i) no Member (or equityholder of such Member) shall be deemed to be an Affiliate of any other Member (or equityholder of such Member) solely by virtue of this Agreement and (ii) the Company, on the one hand, and each of the Members (and each equityholder of any such Member), on the other hand, shall not be deemed to be Affiliates of each other solely by virtue of this Agreement.

“Black-Out Period” means any “black-out” or similar period under PubCo’s policies covering trading in PubCo’s securities (including any Trading Policy) to which the applicable Redeeming Member is subject (or will be subject at such time as it owns Class A Common Stock), which period restricts the ability of such Redeeming Member to immediately resell shares of Class A Common Stock to be delivered to such Redeeming Member in connection with a Share Settlement.

“Business Day” means any day excluding Saturday, Sunday or any day which is a legal holiday under the Laws of the State of California or the State of New York or is a day on which banking institutions in the State of California or the State of New York are authorized or required by Law or other governmental action to close.

“Capital Contribution” means, with respect to any Member, the amount of money and the fair market value of any Property (other than money) contributed to the Company with respect to any Units held or purchased by such Member.

“Cash Settlement” means, with respect to any Redemption, immediately available funds in U.S. dollars in an amount equal to the number of Redeemed Units subject thereto, multiplied by the Common Unit Redemption Price.

“Change of Control” means, the occurrence of any of the following events or series of related events after the date hereof: there is consummated a merger or consolidation of PubCo with any other Person or Persons, including a tender offer followed by a merger in which holders of Class A Common Stock receive the same consideration per share paid in the tender offer, and, immediately after the consummation of such merger or consolidation, the voting securities of PubCo immediately prior to such merger or consolidation do not continue to represent or are not converted into more than 50% of the combined voting power of the then-outstanding voting securities of the Person resulting from such merger or consolidation. Notwithstanding the foregoing, a “Change of Control” shall not be deemed to have occurred (i) by virtue of the consummation of any transaction or series of integrated transactions immediately following which the record holders of the Class A Common Stock, Class B Common Stock, Class C Common Stock, Class X Common Stock and Class Y Common Stock immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in and voting control over, and own substantially all of the shares or equity of, an entity which owns all or substantially all of the assets of PubCo immediately following such transaction or series of transactions, (ii) by virtue of the consummation of any transaction or series of transactions, immediately following which, PubCo and one or more other entities (the “Other Constituent Companies”) shall have become separate wholly-owned Subsidiaries of a holding company, and the record holders of the Class A Common Stock, Class B Common Stock, Class C Common Stock, Class X Common Stock and Class Y Common Stock immediately prior to such transaction or series of transactions, together with the record holders of the outstanding equity interests in the Other Constituent Companies immediately prior to such transaction or series of transactions, shall have become the equityholders of the new holding company in exchange for their respective equity interests in PubCo and the Other Constituent Companies, and such transaction or transactions would not otherwise constitute a “Change of Control” assuming references to PubCo are references to such holding company or (iii) at any time that the Executive Directors, any permitted transferee pursuant to Section 8.02(b) of the OpCo LLC Agreement, the SL Member and the SL Related Entities (each as defined in the OpCo LLC Agreement), collectively, continue to beneficially own (or have the right to vote), directly or indirectly, securities of PubCo representing more than 35% of the combined voting power of PubCo’s then-outstanding voting securities and no other Person or “group” (within the meaning of Section 13(d) of the Exchange Act) that does not include the Executive Directors, any permitted transferee pursuant to Section 8.02(b) of the OpCo LLC Agreement, the SL Member and the SL Related Entities, beneficially owns (or has the right to vote), directly or indirectly, securities of PubCo representing a greater percentage of the combined voting power of PubCo’s then-outstanding voting securities than that then beneficially owned by the Executive Directors, any permitted transferee pursuant to Section 8.02(b) of the OpCo LLC Agreement, the SL Member and the SL Related Entities.

“Class A Common Stock” means Class A common stock, $0.00001 par value per share, of PubCo.

“Class B Common Stock” means Class B common stock, $0.00001 par value per share, of PubCo.

“Class C Common Stock” means Class C common stock, $0.00001 par value per share, of PubCo.

“Class X Common Stock” means Class X common stock, $0.00001 par value per share, of PubCo.

“Class Y Common Stock” means Class Y common stock, $0.00001 par value per share, of PubCo.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Common Member” means any Member that holds Common Units, in such Member’s capacity as a holder of Common Units.

“Common Unit” means a limited liability company interest in the Company, designated herein as a “Common Unit”.

“Common Unit Redemption Price” means, with respect to any Redemption Date, the price for a share of Class A Common Stock (or any class of stock into which it has been converted) on the Stock Exchange, as reported on bloomberg.com or such other reliable source as determined by the Managing Member in good faith, at the close of trading on the last full Trading Day immediately prior to the Redemption Date, subject to appropriate and equitable adjustment for any stock splits, reverse splits, stock dividends or similar events affecting the Class A Common Stock. In the event the shares of Class A Common Stock are not publicly traded at the time of a Redemption, then the Managing Member shall determine the Common Unit Redemption Price in good faith.

“Company Merger Agreements” means each of those certain merger agreements entered into by the Company on the date hereof.

“Control” (including the terms “Controlling” and “Controlled”), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management of such subject Person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise.

“Covered Person” means (i) each Member or an Affiliate thereof, in each case in such capacity, (ii) each officer, director, equityholder, member, partner, employee, representative, agent or trustee of a Member or an Affiliate thereof, in each case in such capacity, and (iii) each officer, director, shareholder, member, partner, employee, representative, agent or trustee of the Managing Member, the Company or an Affiliate controlled thereby of, in each case in such capacity.

“Delaware Act” means the Delaware Limited Liability Company Act, as amended from time to time.

“DGCL” means the Delaware General Corporation Law, as amended from time to time.

“Employee Member” means (i) any current or former employee or other service provider of PubCo or its Subsidiaries that holds Common Units as of date hereof and (ii) any other employee or other service provider of PubCo or its Subsidiaries who receives Units after the date hereof and is designated as an “Employee Member” by the Managing Member, in each case, in such employee or other service provider’s capacity as a holder of such Units.

“Employee Units” means the Common Units held by an Employee Member.

“Equity Incentive Plan” means any equity incentive or similar plan, agreement or arrangement adopted or entered into by the Company, PubCo or OpCo that is effective on or after the date hereof, including, without limitation, the PubCo Equity Plan.

“Equity Securities” means, with respect to any Person, any (i) membership interests, partnership interests or shares of capital stock, (ii) equity, ownership, voting, profit or participation interests or (iii) similar rights or securities in such Person or any of its Subsidiaries, or any rights or securities convertible into or exchangeable for, options or other rights to acquire from such Person or any of its Subsidiaries, or obligation on the part of such Person or any of its Subsidiaries to issue, any of the foregoing.

“Exchange Act” means the Exchange Act of 1934, as amended, and applicable rules and regulations thereunder, and any successor to such statute, rules or regulations. Any reference herein to a specific section, rule or regulation of the Exchange Act shall be deemed to include any corresponding provisions of future Law.

“Executive Director” has the meaning set forth in PubCo’s certificate of incorporation.

“Fiscal Year” means the Company’s fiscal year, which shall initially be the twelve (12) month period ending on December 31 of each year and which may be changed from time to time as determined by the Managing Member.

“Governmental Authority” means any transnational, domestic or foreign federal, state or local governmental, regulatory or administrative authority, department, court, agency or official, including any political subdivision thereof and the SEC, any non-U.S. regulatory agency and any other regulatory authority or body (including any state or provincial securities authority and any self-regulatory organization) with jurisdiction over the Company or any of its Subsidiaries.

“Holdback Date” means with respect to any Employee Member, the earlier of (i) death and (ii) first anniversary of Termination of Service; provided, that such Employee Member complies with all restrictive covenants to which he or she is subject for the benefit of the Company or any of its Affiliates.

“Indebtedness” means (i) indebtedness for borrowed money or indebtedness issued or incurred in substitution or exchange for indebtedness for borrowed money, (ii) amounts owing as deferred purchase price for property or services, including all seller notes and “earn out” payments, and purchase price adjustment payments and non-competition payments in connection with any merger and/or acquisition transactions, (iii) indebtedness evidenced by any note, bond, debenture, mortgage or other debt instrument or debt security, (iv) obligations under any interest rate, currency or other hedging agreement and (v) obligations under any performance bond, letter of credit, banker’s acceptance or similar credit instrument.

“IPO” means the initial underwritten public offering of PubCo.

“Law” means, with respect to any Person, any federal, state or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority that is binding upon or applicable to such Person or its assets, in each case, as amended unless expressly specified otherwise.

“Liquidation” means a liquidation or winding up of the Company.

“Manager” means PubCo, in its capacity as the managing member of the Company.

“Managing Member” means (i) Manager so long as Manager has not withdrawn as the Managing Member pursuant to Section 6.02 and (ii) any successor thereof appointed as Managing Member in accordance with Section 6.02.

“Member” means any Person named as a Member of the Company on Schedule A and the books and records of the Company, as the same may be amended from time to time to reflect any Person admitted as an Additional Member or a Substitute Member, for so long as such Person continues to be a Member of the Company.

“OpCo Common Unit” means a Common Unit (as defined in the OpCo LLC Agreement).

“OpCo LLC Agreement” means that certain Third Amended and Restated Limited Liability Company Agreement of OpCo, dated as of the date hereof (as may be amended, supplemented, modified or restated from time to time).

“Parent” means, with respect to any Person, any other Person that directly or indirectly owns any equity or voting interest in the first specified Person.

“Percentage Interest” means, with respect to any Member, a fractional amount, expressed as a percentage: (i) the numerator of which is the aggregate number of vested Units owned of record thereby and (ii) the denominator of which is the aggregate number of vested Units issued and outstanding. The sum of the outstanding Percentage Interests of all Members shall at all times equal 100%. For the avoidance of doubt, each Unit that is issued without being subject to any vesting requirements shall at all times be deemed to be a vested Unit for purposes of this definition.

“Permitted Exchange Percentage” means, unless otherwise determined by the Managing Member:

(i) for any Employee Members designated as members of Employee Group A in the Company’s books and records, (A) from the Effective Date through the first anniversary thereof, zero percent (0%), (B) from the day following the first anniversary of the Effective Date through the second anniversary of the Effective Date, twenty-five percent (25%), (C) from the day following the second anniversary of the Effective Date through the third anniversary of the Effective Date, fifty percent (50%), and (D) from the day following the third anniversary of the Effective Date, one hundred percent (100%);

(ii) subject to any further reduction pursuant to the provision in the definition of Redeemable Employee Units, for the Employee Members designated as members of Employee Group B in the Company’s books and records, (A) from the Effective Date through the first anniversary thereof, up to twenty percent (20%) (as determined by the Managing Member in its sole discretion), (B) from the day following the first anniversary of the Effective Date through the second anniversary thereof, thirty-five (35%), (C) from the day following the second anniversary of the Effective Date through the third anniversary of the Effective Date, fifty percent (50%), (D) from the day following the third anniversary of the Effective Date through the fourth anniversary of the Effective Date, sixty-five percent (65%), (E) from the day following the fourth anniversary of the Effective Date through the fifth anniversary thereof, eighty percent (80%), and (F) from the day following the fifth anniversary of the Effective Date, one hundred percent (100%);

(iii) for the Employee Members designated as members of Employee Group C in the Company’s books and records, (A) from the Effective Date through the first anniversary thereof, up to twenty percent (20%) (as determined by the Managing Member in its sole discretion), (B) from the day following the first anniversary of the Effective Date through the second anniversary thereof, thirty-six percent (36%), (C) from the day following the second anniversary of the Effective Date through the third anniversary of the Effective Date, fifty-two percent (52%), (D) from the day following the third anniversary of the Effective Date through the fourth anniversary of the Effective Date, sixty-eight percent (68%), (E) from the day following the fourth anniversary of the Effective Date through the fifth anniversary thereof, eighty-four percent (84%), and (F) from the day following the fifth anniversary of the Effective Date, one hundred percent (100%);

(iv) for the Employee Members designated as members of Employee Group D in the Company’s books and records, (A) from the Effective Date through the first anniversary thereof, up to twenty percent (20%) (as determined by the Managing Member in its sole discretion), (B) from the day following the first anniversary of the Effective Date through the second anniversary thereof, forty-seven percent (47%), (C) from the day following the second anniversary of the Effective Date through the third anniversary of the Effective Date, seventy-three percent (73%), and (D) from the day following the third anniversary of the Effective Date, one hundred percent (100%); and

(v) for the Employee Members designated as members of Employee Group E in the Company’s books and records, (A) from the Effective Date through the first anniversary thereof, up to twenty percent (20%) (as determined by the Managing Member in its sole discretion), (B) from the day following the first anniversary of the Effective Date through the second anniversary thereof, forty percent (40%), (C) from the day following the second anniversary of the Effective Date through the third anniversary of the Effective Date, sixty percent (60%), (D) from the day following the third anniversary of the Effective Date, eighty percent (80%), and (E) from and after the day following the fourth anniversary of the Effective Date, one hundred percent (100%).

“Person” means any individual, firm, corporation, partnership, limited liability company, trust, estate, joint venture, Governmental Authority or other entity.

“Prime Rate” means the rate of interest from time to time identified by The Wall Street Journal, as being the “prime” rate (or if The Wall Street Journal does not identify such a rate, the “prime” rate as identified by another newspaper of national circulation).

“Property” means an interest of any kind in any real or personal (or mixed) property, including cash, and any improvements thereto, and shall include both tangible and intangible property.

“PubCo Approved Change of Control” means any Change of Control of PubCo that meets the following conditions: (i) such Change of Control was approved by the board of directors of PubCo prior to such Change of Control, (ii) such Change of Control results in an early termination of and acceleration of payments under the Tax Receivable Agreement, (iii) the terms of such Change of Control provide for the consideration for the Units in such Change of Control to consist solely of (A) freely and immediately tradeable common equity securities of an issuer listed on a national securities exchange and/or (B) cash and (iv) if such common equity securities would be Registrable Securities (as defined in the Registration Rights Agreement) of such issuer for any stockholder party to the Registration Rights Agreement, the issuer of such listed equity securities has become a party thereto as a successor to PubCo effective upon closing of such Change of Control.

“PubCo Common Stock” means, collectively, Class A Common Stock, Class B Common Stock, Class C Common Stock, Class X Common Stock and Class Y Common Stock.

“PubCo Equity Plan” means that certain Endeavor Group Holdings, Inc. 2021 Incentive Award Plan.

“Redeemable Employee Units” means, with respect to any Employee Member, the number of Common Units held by such Employee Member equal to the product of (i) the sum of the number of vested Common Units held by such Employee Member and (ii) the Permitted Exchange Percentage; provided that, to the extent such Employee Member is designated as a member of Employee Group B in the Company’s books and records, (x) the number of

Redeemable Employee Units will be reduced by twenty percent (20%) until the Holdback Date and (y) to the extent such Employee Member breaches any restrictive covenants to which he or she is subject for the benefit of the Company, OpCo or PubCo or any of their respective Affiliates, the Managing Member may in its sole discretion, to the maximum extent permitted by law, either (A) delay the Holdback Date with respect to the calculation of the Redeemable Employee Units for an additional period of time equal to the length of such breach (or such longer period as it determines in its sole discretion) or (B) cause the Redeemable Employee Units subject to reduction through the Holdback Date pursuant to subsection (x) of this definition to be cancelled for no consideration.

“Registration Rights Agreement” means that certain Registration Rights Agreement, dated on or about the date hereof, by and among PubCo, the members of OpCo (other than the Company in its capacity as a member of OpCo) and certain other parties thereto.

“Relative Percentage Interest” means, with respect to any Member relative to another Member or Members, a fractional amount, expressed as a percentage, the numerator of which is the Percentage Interest of such Member; and the denominator of which is (x) the Percentage Interest of such Member plus (y) the aggregate Percentage Interest of such other Member or Members.

“Restructuring Agreement” means, that certain Restructuring Agreement, dated as or around the date hereof, by and among OpCo, PubCo and the other parties thereto.

“Restructuring” means the consummation of the transactions contemplated by the Restructuring Agreement and the UFC Transaction Agreement.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and applicable rules and regulations thereunder, and any successor to such statute, rules or regulations. Any reference herein to a specific section, rule or regulation of the Securities Act shall be deemed to include any corresponding provisions of future Law.

“Share Settlement” means, with respect to any applicable Redemption, a number of shares of Class A Common Stock equal to the number of Redeemed Units.

“Stock Exchange” means the New York Stock Exchange.

“Subsidiary” means, with respect to any Person, any Person of which more than 50% of the total voting power of shares of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Person or Persons (whether directors, managers, trustees or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof (including (i) any limited partnership of which such Person, directly or indirectly, is the general partner or otherwise has the power to direct or cause the direction of the management and policies thereof and (ii) any limited liability company of which such Person, directly or indirectly, is the managing member or otherwise has the power to direct or cause the direction of the management and policies thereof).

“Substitute Member” means any Person admitted as a Member of the Company pursuant to Section 3.02 in connection with the Transfer of then-existing Units to such Person.

“Tax Receivable Agreement” means that certain Tax Receivable Agreement, dated as of the date hereof, by and among PubCo and the other parties thereto.

“Termination of Service” with respect to an Employee Member means the date he or she ceases to be an employee or other service provider of PubCo and its Subsidiaries. The Company, in its sole discretion, shall determine the effect of all matters and questions relating to any Termination of Service, including, without limitation, whether a Termination of Service has occurred and all questions of whether particular leaves of absence constitute a Termination of Service. For purposes of this Agreement, an Employee Member’s employee-employer relationship or consultancy relationship with PubCo and its Subsidiaries shall be deemed to be terminated in the event that the Subsidiary employing or contracting him or her ceases to remain a Subsidiary of PubCo following any merger, sale of stock or other corporate transaction or event (including, without limitation, a spin-off).

“Trading Day” means a day on which the Stock Exchange or such other principal United States securities exchange on which the Class A Common Stock is listed or admitted to trading is open for the transaction of business (unless such trading shall have been suspended for the entire day).

“Trading Policy” means any exchange and/or insider trading policy that may be established by Manager or PubCo, as may be amended from time to time.

“Transaction Documents” means the Employee Holdco I LLC Agreement (as defined in the OpCo LLC Agreement), Employee Holdco II LLC Agreement (as defined in the OpCo LLC Agreement), Executive Holdco LLC Agreement (as defined in the OpCo LLC Agreement), OpCo LLC Agreement, Registration Rights Agreement, Restructuring Agreement, Stockholders Agreement (as defined in the OpCo LLC Agreement), Tax Receivable Agreement, any applicable Vesting Letters and the UFC Transaction Agreement.

“Transfer” means any sale, assignment, transfer, exchange, gift, bequest, pledge, hypothecation or other disposition or encumbrance, direct or indirect, in whole or in part, by sale, merger, operation of Law or otherwise, and shall include all matters deemed to constitute a Transfer under Article VIII, including the issuance or other Transfer of Equity Securities or other interest of a Parent of a Member; provided, that “Transfer” shall be deemed not to include any issuance or other transfer of Equity Securities in a Member’s Parent if both (A) Equity Securities of such Member’s Parent are publicly listed and traded on a national securities exchange and (B) Units in the Company are not a material portion of such Member’s Parent’s direct and indirect assets.The terms “Transferred”, “Transferring”, “Transferor”, “Transferee” and “Transferable” have meanings correlative to the foregoing.

“Treasury Regulations” means the regulations promulgated under the Code, as amended from time to time.

“Trust” means, with respect to any Person, (i) a revocable trust that is treated as a grantor trust for income tax purposes; provided, that and only so long as (a) the beneficiaries of such Trust include only such Person and such Person’s spouse, domestic partner, parents, grandparents, siblings or lineal descendants; (b) the Trust shall agree in writing to be bound by the terms of this Agreement; and (c) the Transferor retains exclusive voting control over the Units or other securities so Transferred, in a trustee capacity or otherwise or (ii) any other trust that is solely for bona fide estate planning purposes that shall not, and shall not be used to, circumvent the provisions herein; provided, that and only so long as the beneficiaries of such Trust include only such Person and such Person’s spouse, domestic partner or lineal descendants.

“UFC Transaction Agreement” means that certain Transaction Agreement, dated as of February 16, 2021, by and among the Company, PubCo, OpCo and the other parties thereto (as amended, restated, supplemented or otherwise modified from time to time).

“Underwriting Agreement” means the underwriting agreement dated as of or around the date hereof, by and among PubCo, the Company, OpCo and Morgan Stanley & Co. LLC, as representative of the several underwriters named in Schedule I thereto.

“Units” means Common Units or any other type, class or series of limited liability company interests in the Company designated by the Company after the date hereof in accordance with this Agreement; provided, that any type, class or series of Units shall have the designations, preferences and/or special rights set forth or referenced in this Agreement, and the limited liability company interests of the Company represented by such type, class or series of Units shall be determined in accordance with such designations, preferences and/or special rights.

“Unvested Common Unit” means, on any date of determination, any Common Unit held by a Member that is not “vested” in accordance with such Member’s (or its direct or indirect Transferor’s) applicable Vesting Letter.

“Vesting Letter” means an agreement between a Common Member and Manager or any of its Subsidiaries, as applicable, on the one hand, and the Company, on the other hand (in each case, as amended from time to time), governing the issuance or other terms of Common Units (or any interests which were converted into or exchanged for such Common Units) to the applicable party.

(b) Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Agreement	Preamble
Cause	12.16
Certificate	Preamble
Change of Control Redemption Date	9.01(a)
Company	Preamble
Controlled Entities	10.02(c)(ii)

Direct Redemption	8.01(d)
Dissolution Event	11.01(c)
Economic Company Security	4.01(a)
Economic PubCo Security	4.01(a)
Effective Date	Preamble
Election Notice	8.01(a)
Employee Repurchase Price	8.07(a)
Employee Unit Repurchase Date	8.07(a)
Employee Unit Repurchase Rights	8.07(a)
Expenses	10.02(c)(ii)
Indemnification Sources	10.02(c)(ii)
Indemnitee-Related Entities	10.02(c)(ii)(A)
Jointly Indemnifiable Claims	10.02(c)(ii)(B)
Member Schedule	3.01(b)
Officers	6.05(a)
OpCo	Preamble
Permitted Transfer	7.02
Permitted Transferee	7.02
Process Agent	12.05(b)
PubCo	Preamble
PubCo Approved Recap Transaction	9.01(b)
Redeemed Units	8.01(a)
Redeeming Member	8.01(a)
Redemption	8.01(a)
Redemption Date	8.01(a)
Redemption Notice	8.01(a)
Redemption Right	8.01(a)
Repurchased Employee Units	8.07(a)
Specified Covenants	10.02(a)
Withholding Advances	5.03(b)

Section 1.02 Other Definitional and Interpretative Provisions. The definitions in Section 1.01 shall apply equally to both the singular and plural forms of the terms defined.

Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections and Schedules are to Articles, Sections and Schedules of this Agreement unless otherwise specified. All Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. The terms “clause(s)” and “subparagraph(s)” shall be used herein interchangeably. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any statute shall be deemed to refer to such statute as amended from time to time and to any rules or regulations promulgated thereunder. Unless otherwise expressly provided herein, any agreement or instrument defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement or instrument as from time to time amended, modified, supplemented or restated, including by waiver or consent, and references to all attachments thereto and instruments incorporated therein, but in the case of each of the foregoing, only to the extent that such amendment, modification, supplement, restatement, waiver or consent is effected in accordance with this Agreement. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. Unless otherwise expressly provided herein, any statute defined or referred to herein or in any agreement or instrument that is referred to herein means such statute as from time to time amended, modified, supplemented or restated, including by succession of comparable successor statutes. Unless otherwise expressly provided herein, when any approval, consent or other matter requires any action or approval of any group of Members, including any holders of any class of Units, such approval, consent or other matter shall require the approval of a majority in interest of such group of Members. Except to the extent otherwise expressly provided herein, all references to any Member shall be deemed to refer solely to such Person in its capacity as such Member and not in any other capacity.

ARTICLE II

THE COMPANY

Section 2.01 Continuation of the Company. The Members hereby agree to continue the Company as a limited liability company pursuant to the Delaware Act, upon the terms and subject to the conditions set forth in this Agreement. The authorized officer or representative, as an “authorized person” within the meaning of the Delaware Act, shall file and record any amendments and/or restatements to the Certificate and such other certificates and documents (and any amendments or restatements thereof) as may be required under the Laws of the State of Delaware and of any other jurisdiction in which the Company may conduct business. The authorized officer or representative shall, on request, provide any Member with copies of each such document as filed and recorded. The Members hereby agree that the Company and its Subsidiaries shall be governed by the terms and conditions of this Agreement and, except as provided herein, the Delaware Act.

Section 2.02 Name. The name of the Company shall be Endeavor Manager, LLC. The Managing Member may change the name of the Company in its sole discretion and shall have the authority to execute, acknowledge, deliver, file and record such further certificates, amendments, instruments and documents, and to do all such other acts and things, as may be required by Law or necessary or advisable to effect such change.

Section 2.03 Term. The term of the Company began on July 1, 2019, the date the Certificate was filed with the Secretary of State of the State of Delaware, and the Company shall have perpetual existence unless sooner dissolved and its affairs wound up as provided in Article XII.

Section 2.04 Registered Agent and Registered Office. The name of the registered agent of the Company for service of process on the Company in the State of Delaware shall be Corporation Service Company, and the address of such registered agent and the address of the registered office of the Company in the State of Delaware shall be 251 Little Falls Drive, Wilmington, Delaware 19808. Such office and such agent may be changed to such place within the State of Delaware and any successor registered agent, respectively, as may be determined from time to time by the Managing Member in accordance with the Delaware Act.

Section 2.05 Purposes. The Company has been formed for the object and purpose of engaging in any lawful act or activity for which a limited liability company may be organized under the Delaware Act.

Section 2.06 Powers of the Company. The Company shall have the power and authority to take any and all actions necessary, appropriate or advisable to or for the furtherance of the purposes set forth in Section 2.05.

Section 2.07 Tax Status. The Members intend that the Company shall be treated as a corporation for U.S. federal, state and local tax purposes to the extent such treatment is available, and agree to take (or refrain from taking) such actions as may be necessary to receive and maintain such treatment and refrain from taking any actions inconsistent therewith. Accordingly, the Company, the Managing Member, the Officers and any other Persons acting on their behalf are hereby specifically authorized to take any actions necessary to make an election pursuant to Treasury Regulation Section 301.7701-3 for the Company to be treated as a corporation for U.S. federal income tax purposes (including preparing, signing and filing U.S. Internal Revenue Service Form 8832).

Section 2.08 Regulation of Internal Affairs. The internal affairs of the Company and the conduct of its business shall be regulated by this Agreement, and to the extent not provided for herein, shall be determined by the Managing Member.

Section 2.09 Ownership of Property. Legal title to all Property conveyed to, or held by, the Company or its Subsidiaries shall reside in the Company or its Subsidiaries, as applicable, and shall be conveyed only in the name of the Company or its Subsidiaries, as applicable, and no Member or any other Person, individually, shall have any ownership of such Property.

ARTICLE III

UNITS; MEMBERS; BOOKS AND RECORDS; REPORTS

Section 3.01 Units; Admission of Members.

(a) Each Member’s ownership interest in the Company shall be represented by Units, which may be divided into one or more types, classes or series, or subseries of any type, class or series, with each type, class or series, or subseries thereof, having the rights and privileges, set forth in this Agreement.

(b) The Managing Member shall have the right to authorize and cause the Company to issue an unlimited number of Common Units. The number and type of Units issued to each Member shall be set forth opposite such Member’s name on the schedule of Members of the Company held by the Company in its books and records (the “Member Schedule”). The Member Schedule shall be maintained by the Managing Member on behalf of the Company in accordance with this Agreement. When any Units or other Equity Securities of the Company are issued, repurchased, redeemed, converted or Transferred in accordance with this Agreement, the Member Schedule shall be amended by the Managing Member to reflect such issuance, repurchase, redemption or Transfer, the admission of Additional Members or Substitute Members and the resulting Percentage Interest of each Member. Following the date hereof, no Person shall be admitted as a Member and no additional Units shall be issued except as expressly provided herein.

(c) The Common Units may be subject to vesting and other terms and conditions as set forth in the Vesting Letters.

(d) The Managing Member may cause the Company to authorize and issue from time to time such other Units or other Equity Securities of any type, class or series, in each case, having the designations, preferences and/or special rights as may be determined by the Managing Member. Such Units or other Equity Securities may be issued pursuant to such agreements as the Managing Member shall approve in its discretion. When any such other Units or other Equity Securities are authorized and issued, the Member Schedule and this Agreement shall be amended by the Managing Member to reflect such additional issuances and the resulting dilution, which shall be borne pro rata by all Members based on their Common Units.

(e) Unvested Common Units shall be subject to the terms of this Agreement and the applicable Vesting Letters, and the Managing Member shall have sole and absolute discretion to interpret and administer the Vesting Letters and to adopt such amendments thereto or otherwise determine the terms and conditions of such Unvested Common Units in accordance with this Agreement and the applicable Vesting Letters. Unvested Common Units that fail to vest and are forfeited by the applicable Member shall be cancelled by the Company (and shares of Class X Common Stock held by the applicable Member shall be cancelled, for no consideration) and shall not be entitled to any distributions pursuant to Section 5.02.

(f) Unless the Managing Member otherwise directs, Units will not be represented by certificates.

Section 3.02 Substitute Members and Additional Members.

(a) No Transferee of any Units or Person to whom any Units are issued pursuant to this Agreement shall be admitted as a Member hereunder or acquire any rights hereunder, including any voting rights or the right to receive distributions in respect of the Transferred or issued Units, as applicable, unless (i) such Units are Transferred or issued in compliance with the provisions of this Agreement (including Article VIII) and (ii) such Transferee or recipient shall have executed and delivered to the Company such instruments as the Managing Member deems necessary or desirable, in its reasonable discretion, to effectuate the admission of such Transferee or recipient as a Member and to confirm the agreement of such Transferee or recipient to be bound by all the terms and provisions of this Agreement. Upon complying with the immediately preceding sentence, without the need for any further action of any Person, a Transferee or recipient shall be deemed admitted to the Company as a Member. A Substitute Member shall enjoy the same rights, and be subject to the same obligations, as the Transferor; provided, that such Transferor shall not be relieved of any obligation or liability hereunder arising prior to the consummation of such Transfer but shall be relieved of all future obligations with respect to the Units so Transferred. As promptly as practicable after the admission of any Person as a Member, the books and records of the Company shall be changed to reflect such admission of a Substitute Member or Additional Member. In the event of any admission of a Substitute Member or Additional Member pursuant to this Section 3.02(a), this Agreement shall be deemed amended to reflect such admission, and any formal amendment of this Agreement (including Schedule A) in connection therewith shall only require execution by the Company and such Substitute Member or Additional Member, as applicable, to be effective.

(b) If a Member shall Transfer all (but not less than all) of its Units, the Member shall thereupon cease to be a Member of the Company.

Section 3.03 Tax and Accounting Information.

(a) Accounting Decisions and Reliance on Others. All decisions as to accounting matters, except as otherwise specifically set forth herein, shall be made by the Managing Member in accordance with Law and to the extent applicable with accounting methods followed for federal income tax purposes. In making such decisions, the Managing Member may rely upon the advice of the independent accountants of the Company.

(b) Records and Accounting Maintained. For financial reporting purposes, unless otherwise determined by PubCo’s audit committee, the books and records of the Company shall be kept on the accrual method of accounting applied in a consistent manner and shall reflect all Company transactions. For tax purposes, the books and records of the Company shall be kept on the accrual method. The Fiscal Year of the Company shall be used for financial reporting and for federal income tax purposes.

(c) Financial Reports.

(i) The books and records of the Company shall be audited as of the end of each Fiscal Year by the same accounting firm that audits the books and records of PubCo (or, if such firm declines to perform such audit, by an accounting firm selected by the Managing Member).

(ii) In the event that neither PubCo nor the Company is required to file an annual report on Form 10-K or quarterly report on Form 10-Q, the Company shall deliver, or cause to be delivered, the following to each Member:

(A) not later than ninety (90) days after the end of each Fiscal Year of the Company, a copy of the audited consolidated balance sheet of the Company and its Subsidiaries as of the end of such Fiscal Year and the related statements of operations and cash flows for such Fiscal Year, setting forth in each case in comparative form the figures for the previous year, all in reasonable detail; and

(B) not later than forty five (45) days or such later time as permitted under applicable securities law after the end of each of the first three fiscal quarters of each Fiscal Year, the unaudited consolidated balance sheet of the Company and its Subsidiaries, and the related statements of operations and cash flows for such quarter and for the period commencing on the first day of the Fiscal Year and ending on the last day of such quarter.

Section 3.04 Books and Records. The Company shall keep full and accurate books of account and other records of the Company at its principal place of business. No Member (other than the Managing Member) shall have any right to inspect the books and records of PubCo, the Company or any of its Subsidiaries.

Section 3.05 Equity Incentive Plans. If at any time or from time to time, in connection with any Equity Incentive Plan, equity incentive awards are granted to, vested, settled or exercised by any grantee (including employees of the Company and its Subsidiaries), such awards shall be administered between the Company, PubCo, OpCo and their respective Affiliates in accordance with an equity grant policy adopted by the Company, PubCo and OpCo, as may be amended from time to time.

ARTICLE IV

MANAGER OWNERSHIP; RESTRICTIONS ON MANAGER UNITS

Section 4.01 Manager Ownership.

(a) Except in connection with Redemptions under Article VIII, or as otherwise determined by the Managing Member, if at any time PubCo issues a share of Class A Common Stock or any other Equity Security of PubCo entitled to any economic rights (including in the IPO) (an “Economic PubCo Security”) with regard thereto, (i) the Company shall issue to PubCo an equal number (or such other number as determined by the Managing Member in good faith to reflect the respective economic entitlements of the applicable Equity Securities) of Common Units (if PubCo issues shares of Class A Common Stock) or such other Equity Securities of the Company (if PubCo issues Economic PubCo Securities other than a share of Class A

Common Stock) corresponding to the Economic PubCo Security, with substantially the same rights to dividends and distributions (including distributions on liquidation) and other economic rights as those of such Economic PubCo Security (an “Economic Company Security”), (ii) OpCo shall issue to the Company an equal number (or such other number as determined by the Company, in its capacity as the managing member of OpCo, in good faith to reflect the respective economic entitlements of the applicable Equity Securities) of OpCo Common Units (if the Company issues a Common Unit), or such other Equity Securities of OpCo (if the Company issues Economic Company Securities other than a Common Unit) corresponding to the Economic Company Security, with substantially the same rights to dividends and distributions (including distributions upon liquidation) and other economic rights as those of such Economic Company Security, and (iii) in exchange for the issuances in the foregoing clauses (i) and (ii), the net proceeds or contributed proceeds received by (A) PubCo with respect to the corresponding issuance of Class A Common Stock or Economic PubCo Securities, if any, shall be concurrently contributed by PubCo to the Company, and (B) the Company with respect to the corresponding issuance of Common Units or Economic Company Securities, if any, shall be concurrently contributed by the Company to OpCo.

(b) Notwithstanding Section 4.01(a), this Article IV shall not apply (i) to the issuance and distribution to holders of shares of PubCo Common Stock of rights to purchase Equity Securities of PubCo under a “poison pill” or similar shareholders rights plan (it being understood that upon a Redemption involving a Share Settlement under Article VIII, the shares of Class A Common Stock and/or Class X Common Stock, as the case may be, issued therein will be issued together with a corresponding right) or (ii) to the issuance under the PubCo Equity Plan or PubCo’s other employee benefit plans of any warrants, options or other rights to acquire Equity Securities of PubCo or rights or property that may be converted into or settled in Equity Securities of PubCo, but shall in each of the foregoing cases apply to the issuance of Equity Securities of PubCo in connection with the exercise or settlement of such rights, warrants, options or other rights or property.

Section 4.02 Restrictions on Manager Units.

(a) Except as otherwise determined by the Managing Member, the Company may not issue any additional Common Units or any other Equity Securities of the Company to PubCo or any of its Subsidiaries, unless substantially simultaneously therewith PubCo issues or sells an equal number (or such other number as determined by the Managing Member in good faith to reflect the respective economic entitlements of the applicable Equity Securities) of shares of Class A Common Stock or other Equity Securities of PubCo with substantially the same rights to dividends and distributions (including distributions upon liquidation of PubCo) and other economic rights as the Equity Securities issued by the Company.

(b) Except as otherwise determined by the Managing Member, the Company shall not in any manner effect any subdivision (by any stock or Unit split, stock or Unit dividend or distribution, reclassification, reorganization, recapitalization or otherwise) or combination (by reverse stock or Unit split, reclassification, reorganization, recapitalization or otherwise) of the outstanding Common Units unless accompanied by a substantively identical subdivision or combination, as applicable, of the outstanding Equity Securities of PubCo (and any other Subsidiary of PubCo that holds Equity Securities of the Company), with corresponding changes made with respect to any other exchangeable or convertible securities.

(c) Notwithstanding anything herein or in the OpCo LLC Agreement to the contrary, in the event that PubCo redeems, repurchases or otherwise acquires any shares of Class A Common Stock, Class B Common Stock or Class C Common Stock, (i) the Company and PubCo shall be permitted to cancel for no consideration an equal number of Common Units held by PubCo and (ii) the Company, as managing member of OpCo, shall be permitted to effect any subdivision (by any stock or unit split, stock or unit dividend or distribution, reclassification, reorganization, recapitalization or otherwise) or combination (by reverse stock or unit split, reclassification, reorganization, recapitalization or otherwise) of the outstanding OpCo Common Units, in each case, to the extent the Company determines appropriate to maintain the ratio between (A) outstanding shares of Class A Common Stock, Class B Common Stock, Class C Common Stock and Common Units held by Persons other than PubCo on the one hand and (B) OpCo Common Units held by the Company on the other hand.

ARTICLE V

CAPITAL CONTRIBUTIONS; CAPITAL ACCOUNTS;

DISTRIBUTIONS; ALLOCATIONS

Section 5.01 Capital Contributions.

(a) From and after the date hereof, no Member shall have any obligation to the Company, to any other Member or to any creditor of the Company to make any further Capital Contribution, except as expressly provided in this Agreement.

(b) Except as expressly provided herein, no Member, in its capacity as a Member, shall have the right to receive any Property of the Company.

Section 5.02 Amounts and Priority of Distributions.

(a) Distributions Generally. Except as otherwise provided in Article XII, distributions shall be made to the Members as set forth in this Section 5.02, at such times and in such amounts as the Managing Member, in its sole discretion, shall determine.

(b) Distributions to the Members. At such times and in such amounts as the Managing Member, in its sole discretion, shall determine, distributions shall be made to the Members in proportion to their respective Percentage Interests; provided, however, that notwithstanding anything in this Section 5.02 to the contrary, no distributions shall be made in respect of any Unvested Common Units. Any amounts that are not distributed to holders of such Unvested Common Units by virtue of the foregoing proviso shall instead be distributed to the Members in accordance with this Section 5.02(b).

(c) PubCo Distributions. Notwithstanding the provisions of Section 5.02(b), the Managing Member, in its sole discretion, may authorize that (i) cash be paid to PubCo (which payment shall be made without pro rata distributions to the other Members) in exchange for the redemption, repurchase or other acquisition of Units held by PubCo to the extent that such cash payment is used by PubCo to make a corresponding repurchase of Equity Securities of PubCo in accordance with Section 4.02(b) of the OpCo LLC Agreement, and (ii) to the extent that the Managing Member determines that expenses or other obligations of Manager are related to its role as the Managing Member or the business and affairs of Manager that are conducted through the Company or any of the Company’s direct or indirect Subsidiaries, cash (and, for the avoidance of doubt, only cash) distributions may be made to Manager (which distributions shall be made without pro rata distributions to the other Members) in amounts required for Manager to pay (w) operating, administrative and other similar costs incurred by Manager, to the extent the proceeds are used or will be used by Manager to pay expenses described in this clause (ii), and payments pursuant to any legal, tax, accounting and other professional fees and expenses, (x) any judgments, settlements, penalties, fines or other costs and expenses in respect of any claims against, or any litigation or proceedings involving, Manager, (y) fees and expenses (including any underwriters’ discounts and commissions) related to any securities offering, investment or acquisition transaction (whether or not successful) authorized by the Managing Member or (z) other fees and expenses in connection with the maintenance of the existence of Manager. In addition, the Company shall distribute cash to PubCo (which payment shall be made without pro rata distributions to the other Members) in amounts necessary for PubCo to pay any income Tax liabilities of PubCo attributable to the operations of the Company or its Subsidiaries or PubCo’s ownership of the Company and its Subsidiaries, any obligations of PubCo in connection with the Tax Receivable Agreement, and any costs and expenses incidental thereto. Without limiting the generality of the previous sentence, to the extent of available cash (taking into account the Company’s liabilities), the Company shall promptly distribute to PubCo (which payment shall be made without pro rata distributions to the other Members) any and all distributions that the Company receives pursuant to Section 5.03(e) of the OpCo LLC Agreement from OpCo, except that the Company shall retain (and not pay to PubCo pursuant to this sentence) any amounts required to allow the Company to meet its payment obligations to the Members in connection with the Restructuring transactions pursuant to which the Company acquired such OpCo Common Units in accordance with Section 3.2(c) of the respective Company Merger Agreements. For the avoidance of doubt, distributions made under clauses (i) and (ii) of this Section 5.02(c) may not be used to pay or facilitate dividends or distributions on the common stock of PubCo and must be used solely for one of the express purposes set forth under clauses (i) or (ii) of the immediately preceding sentence.

(d) Distributions in Kind. Any distributions in kind shall be made at such times and in such amounts as the Managing Member, in its sole discretion, shall determine based on their fair market value as determined by the Managing Member in the same proportions as if distributed in accordance with Section 5.02(b), with all Members participating in proportion to their respective Percentage Interests. If cash and Property are to be distributed in kind simultaneously, the Company shall distribute such cash and Property in kind in the same proportion to each Member.

Section 5.03 Tax Withholding; Withholding Advances.

(a) Tax Withholding.

(i) If requested by the Managing Member, each Member shall, if able to do so, deliver to the Managing Member: (A) an affidavit in form satisfactory to the Company that the applicable Member (or its partners, as the case may be) is not subject to withholding under the provisions of any federal, state, local, foreign or other Law; (B) any certificate that the Company may reasonably request with respect to any such Laws; and/or (C) any other form or instrument reasonably requested by the Company relating to any Member’s status under such Law. For the avoidance of doubt, in the event that a Member fails or is unable to deliver to the Company an affidavit described in subclause (A) of this clause (i), the Company may withhold amounts from such Member in accordance with Section 5.03(b).

(b) Withholding Advances. To the extent the Company is required by Law to withhold or to make tax payments on behalf of or with respect to any Member (“Withholding Advances”) the Company may withhold such amounts and make such tax payments as so required.

(c) Repayment of Withholding Advances. All Withholding Advances made on behalf of a Member, plus interest thereon at a rate equal to the Prime Rate as of the date of such Withholding Advances plus 2.0% per annum, shall (i) be paid on demand by the Member on whose behalf such Withholding Advances were made, or (ii) with the consent of the Managing Member be repaid by reducing the amount of the current or next succeeding distribution or distributions that would otherwise have been made to such Member or, if such distributions are not sufficient for that purpose, by so reducing the proceeds of liquidation otherwise payable to such Member. Whenever repayment of a Withholding Advance by a Member is made as described in clause (ii) of this Section 5.03(c), for all other purposes of this Agreement such Member shall be treated as having received all distributions (whether before or upon any Dissolution Event) unreduced by the amount of such Withholding Advance and interest thereon.

(d) Withholding Advances — Reimbursement of Liabilities. Each Member hereby agrees to reimburse the Company for any liability with respect to Withholding Advances (including interest thereon) required or made on behalf of or with respect to such Member (including penalties imposed with respect thereto).

ARTICLE VI

MANAGEMENT OF THE COMPANY

Section 6.01 Management by the Managing Member. Except as otherwise specifically set forth in this Agreement, the Managing Member shall be deemed to be a “manager” for purposes of the Delaware Act. Except as expressly provided in this Agreement or the Delaware Act, the day-to-day business and affairs of the Company and its Subsidiaries shall be managed, operated and controlled exclusively by the Managing Member in accordance with the terms of this Agreement, and no other Members shall have management authority or rights over the Company or its Subsidiaries. The Managing Member is, to the extent of its rights and powers set forth in this Agreement, an agent of the Company for the purpose of the Company’s and its Subsidiaries’ business, and the actions of the Managing Member taken in accordance with such rights and powers, shall bind the Company (and no other Members shall have such right). Except as expressly provided in this Agreement, the Managing Member shall have all necessary powers to carry out the purposes, business, and objectives of the Company and its Subsidiaries. The Managing Member may delegate to Members, employees, officers or agents of the Company or any

Subsidiary in its discretion the authority to sign agreements and other documents on behalf of the Company or any Subsidiary. The Managing Member shall have the exclusive power and authority, on behalf of the Company and its Subsidiaries to take such actions not inconsistent with this Agreement as the Managing Member deems necessary or appropriate to carry on the business and purposes of the Company and its Subsidiaries.

Section 6.02 Withdrawal of the Managing Member. Manager may withdraw as the Managing Member and appoint as its successor at any time upon written notice to the Company (i) any wholly-owned Subsidiary of Manager, (ii) any Person into which Manager is merged or consolidated or (iii) any transferee of all or substantially all of the assets of Manager, which withdrawal and replacement shall be effective upon the delivery of such notice. No appointment of a Person as Managing Member shall be effective unless Manager and the new Managing Member provide all other Members with contractual rights, directly enforceable by such other Members against the new Managing Member, to cause the new Managing Member to comply with all the Managing Member’s obligations under this Agreement.

Section 6.03 Decisions by the Members.

(a) Other than the Managing Member, the Members shall take no part in the management of the Company’s business, shall transact no business for the Company and shall have no power to act for or to bind the Company; provided, however, that the Company may engage any Member or principal, partner, member, shareholder or interest holder thereof as an employee, independent contractor or consultant to the Company, in which event the duties and liabilities of such Person with respect to the Company as an employee, independent contractor or consultant, as applicable, shall be governed by the terms of such engagement with the Company.

(b) Except as expressly provided herein, neither the Members nor any class of Members shall have the power or authority to vote, approve or consent to any matter or action taken by the Company (or by Manager, as Managing Member).

Section 6.04 Fiduciary Duties. (i) The Managing Member shall, in its capacity as Managing Member, and not in any other capacity, have the same fiduciary duties to the Company and the Members as a member of the board of directors of a Delaware corporation (assuming such corporation had in its certificate of incorporation a provision eliminating the liabilities of directors and officers to the maximum extent permitted by Section 102(b)(7) of the DGCL); and (ii) each Officer shall, in their capacity as such, and not in any other capacity, have the same fiduciary duties to the Company and the Members as an officer of a Delaware corporation (assuming such corporation had in its certificate of incorporation a provision eliminating the liabilities of directors and officers to the maximum extent permitted by Section 102(b)(7) of the DGCL). Notwithstanding the immediately preceding sentence, neither the Managing Member nor any Officer shall be subject to corporate opportunity or similar doctrines.

Section 6.05 Officers.

(a) Appointment of Officers. The Managing Member may appoint individuals as officers (“Officers”) of the Company, which may include such officers as the Managing Member determines are necessary or appropriate. No Officer need be a Member. An individual may be appointed to more than one office.

(b) Authority of Officers. The Officers shall have the duties, rights, powers and authority as may be prescribed by the Managing Member from time to time.

(c) Removal, Resignation and Filling of Vacancy of Officers. Unless otherwise set forth in the employment agreement of the applicable Officer, the Managing Member may remove any Officer, for any reason or for no reason, at any time. Any Officer may resign at any time by giving written notice to the Company, and such resignation shall take effect at the date of the receipt of that notice or any later time specified in that notice; provided, that, unless otherwise specified in that notice, the acceptance of the resignation shall not be necessary to make it effective. Any such resignation shall be without prejudice to the rights, if any, of the Company or such Officer under this Agreement. A vacancy in any office because of death, resignation, removal or otherwise shall be filled by the Managing Member.

ARTICLE VII

TRANSFERS OF INTERESTS

Section 7.01 Restrictions on Transfers.

(a) Except as expressly permitted by Section 7.02, and subject to Section 7.01(b), Section 7.01(c), Section 7.01(d), Section 7.01(e), Section 7.01(f) and Section 7.01(g), any underwriter lock-up agreement applicable to such Member, any Vesting Letter and/or any other agreement between such Member and the Company, PubCo or any of their respective Controlled Affiliates, without the prior written approval of the Managing Member, no Member shall directly or indirectly Transfer all or any part of its Units or any right or economic interest pertaining thereto, including the right to vote or consent on any matter or to receive or have any economic interest in distributions or advances from the Company pursuant thereto. Any such Transfer which is not in compliance with the provisions of this Agreement shall be deemed a Transfer by such Member of Units in violation of this Agreement (and a breach of this Agreement by such Member) and shall be null and void ab initio.

(b) Except as otherwise expressly provided herein, it shall be a condition precedent to any Transfer otherwise permitted or approved pursuant to this Article VII that:

(i) the Transferor shall have provided to the Company prior notice of such Transfer;

(ii) the Transferee shall agree in writing to be bound by this Agreement by signing and delivering to the Company a joinder substantially in a form acceptable to the Company;

(iii) the Transfer shall comply with all applicable Laws;

(iv) to the knowledge of the Transferee and Transferor after reasonable inquiry of the Company, the Transfer shall not impose material liability or material reporting obligations on the Company or any Member thereof in any jurisdiction, whether domestic or foreign, or result in the Company or any Member thereof becoming subject to the jurisdiction of any Governmental Authority anywhere, other than the Governmental Authorities in which the Company is then subject to such liability, reporting obligation or jurisdiction; and

(v) such Transfer shall comply with Article VIII (to the extent Article VIII governs such Transfer of Units).

(c) [reserved].

(d) Any Transfer of Units pursuant to this Agreement, including this Article VII, shall be subject to the provisions of Section 3.01 and Section 3.02.

(e) For the avoidance of doubt, in addition to any restrictions on Transfer set forth in this Article VII that may apply to such Transfer, any Transfer of Units by any Member shall be subject to the restrictions on Transfer applicable thereto pursuant to any Vesting Letter to which such Member is a party.

(f) Notwithstanding anything else contained herein, without the prior written consent of the Manager, none of the individuals listed on Schedule B may transfer any Units or other Equity Securities of the Company.

(g) Notwithstanding anything else contained herein, without the prior written consent of the Manager, (i) no Member shall Transfer any Units or other Equity Securities of the Company; and (ii) the Company shall not issue any Units or other Equity Securities; in each case, to the extent such action would result in PubCo owning less than eighty percent (80%) of the total voting power or value of the Company, as determined under Section 1504(a)(2) of the Code.

Section 7.02 Certain Permitted Transfers. Notwithstanding anything to the contrary herein, but subject to compliance with Sections 7.01(b) through (g), from and after one hundred eighty (180) days following the consummation of the IPO (unless such time restriction is waived by the Managing Member in accordance with Section 7.05 with respect to any proposed Transfer(s)), the following Transfers shall be permitted (any such Transfer, a “Permitted Transfer” and, the applicable Transferee, a “Permitted Transferee”):

(a) Any Transfer pursuant to the terms of Article VIII; and

(b) Any Transfer contemplated by Section 9.01 in connection with a PubCo Approved Change of Control or PubCo Approved Recap Transaction.

Section 7.03 Registration of Transfers. When any Units are Transferred in accordance with the terms of this Agreement, the Company shall cause such Transfer to be registered on the books of the Company.

Section 7.04 Restricted Units Legend. The Units have not been registered under the Securities Act and, therefore, in addition to the other restrictions on Transfer contained in this

Agreement, cannot be sold unless subsequently registered under the Securities Act or an exemption from such registration is then available. To the extent such Units have been certificated, each certificate evidencing Units and each certificate issued in exchange for or upon the Transfer of any Units (if such securities remain Units as defined herein after such Transfer) shall be stamped or otherwise imprinted with a legend in substantially the following form:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE WERE ISSUED ON                , 2021, AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), AND MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR AN EXEMPTION FROM REGISTRATION THEREUNDER. THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE ALSO SUBJECT TO ADDITIONAL RESTRICTIONS ON TRANSFER SPECIFIED IN THE LIMITED LIABILITY COMPANY AGREEMENT OF ENDEAVOR MANAGER, LLC, AS MAY BE AMENDED AND MODIFIED FROM TIME TO TIME, AND ENDEAVOR MANAGER, LLC RESERVES THE RIGHT TO REFUSE THE TRANSFER OF SUCH SECURITIES UNTIL SUCH CONDITIONS HAVE BEEN FULFILLED WITH RESPECT TO ANY TRANSFER. A COPY OF SUCH CONDITIONS SHALL BE FURNISHED BY ENDEAVOR MANAGER, LLC TO THE HOLDER HEREOF UPON WRITTEN REQUEST AND WITHOUT CHARGE.”

The Company shall imprint such legend on certificates (if any) evidencing Units. The legend set forth above shall be removed from the certificates (if any) evidencing any units which cease to be Units in accordance with the definition thereof.

Section 7.05 Early Release. Notwithstanding anything contained in this Agreement to the contrary (including the time restrictions set forth in Section 7.02 and Section 8.01 with respect to Employee Members), but subject to compliance with Sections 7.01(b) through (g) and the other provisions of Sections 7.02 and 8.01, beginning at the commencement of trading on the second Trading Day on which the PubCo Common Stock is traded on the New York Stock Exchange, the Managing Member may, in its sole discretion, permit the Employee Members to Transfer (including in connection with a Redemption) a number of Equity Securities of the Company and PubCo that does not exceed [ 🌑 ]1 Equity Securities of the Company and PubCo in the aggregate.

ARTICLE VIII

REDEMPTION RIGHTS

Section 8.01 Redemption Right of a Member.

(a) From and after the later of one hundred eighty (180) days following the consummation of the IPO (unless such time restriction is waived by the Managing Member in accordance with Section 7.05 with respect to any proposed Redemption), and subject to (A) the

[1]	To be $[150] million in shares calculated at the midpoint of the range.

terms of any Trading Policy (including any Blackout Period contained therein), (B) any underwriter lock-up agreement applicable to such Member (including any early release provisions contained therein) and (C) the waiver or expiration of any contractual lock-up period relating to the shares of PubCo (or any corresponding Units) that may be applicable to such Member, each Member (other than Manager) shall be entitled to cause the Company to redeem (a “Redemption”) its Common Units (excluding, (1) any Common Units that are subject to vesting conditions or subject to Transfer limitations pursuant to this Agreement or an applicable Vesting Letter and (2) any Employee Units that are not Redeemable Employee Units) in whole or in part (the “Redemption Right”) at any time and from time to time. A Member desiring to exercise its Redemption Right (a “Redeeming Member”) shall exercise such right by giving written notice (the “Redemption Notice”) to the Company, with a copy to PubCo,. The Redemption Notice shall specify the number of Common Units (the “Redeemed Units”) that the Redeeming Member intends to have the Company redeem and a date, not less than five (5) Business Days nor more than ten (10) Business Days after delivery of such Redemption Notice (unless and to the extent that the Managing Member in its sole discretion agrees in writing to waive such time periods), on which exercise of the Redemption Right shall be completed (the “Redemption Date”); provided, that the Redemption Notice may specify that the Redemption is to be contingent (including as to the timing) upon the consummation of a purchase by another Person (whether in a tender or exchange offer, an underwritten offering or otherwise) of the Share Settlement into which the Redeemed Units are exchangeable, or contingent (including as to timing) upon the closing of an announced merger, consolidation or other transaction or event in which the Share Settlement would be exchanged or converted or become exchangeable for or convertible into cash or other securities or property; provided, further that the Redeeming Member may withdraw or amend a Redemption Notice, in whole or in part, prior to the effectiveness of the Redemption, at any time prior to 5:00 p.m. New York City time, on the Business Day immediately preceding the Redemption Date (or any such later time as may be required by applicable Law) by delivery of a written notice of withdrawal to the Company (with a copy to Pubco), specifying (1) the number of withdrawn Units, (2) if any, the number of Units as to which the Redemption Notice remains in effect and (3) if the Redeeming Member so determines, a new Redemption Date or any other new or revised information permitted in the Redemption Notice. Following receipt of the Redemption Notice, and in any event at least two (2) Business Days prior to the Redemption Date, PubCo shall deliver to the Redeeming Member a notice, specifying whether it elects to settle the Redemption with a Share Settlement or a Cash Settlement (an “Election Notice”). If the Election Notice specifies a Cash Settlement, then on the Redemption Date (to be effective immediately prior to the close of business on the Redemption Date):

(i) the Redeeming Member shall Transfer and surrender, free and clear of all liens and encumbrances the Redeemed Units to the Company and an equal number of shares of Class X Common Stock to PubCo (to the extent applicable);

(ii) the Company shall (x) cancel the Redeemed Units, (y) pay to the Redeeming Member the applicable Cash Settlement, and (z) if the Units are certificated, the Company shall issue to the Redeeming Member a certificate for a number of Common Units equal to the difference (if any) between the number of Common Units evidenced by the certificate surrendered by the Redeeming Member pursuant to clause (i) of this Section 8.01(a) and the Redeemed Units; and

(iii) PubCo shall cancel and retire for no consideration the shares of Class X Common Stock that were Transferred to PubCo pursuant to Section 8.01(a)(i)(y) above.

(b) Intentionally Omitted.

(c) If the Election Notice specifies a Share Settlement, a Redeeming Member shall be entitled to revoke its Redemption Notice or delay the consummation of a Redemption if any of the following conditions exists:

(i) any registration statement pursuant to which the resale of the Class A Common Stock to be registered for such Redeeming Member at or immediately following the consummation of the Redemption shall have ceased to be effective pursuant to any action or inaction by the SEC or no such resale registration statement has yet become effective;

(ii) PubCo shall have failed to cause any related prospectus to be supplemented by any required prospectus supplement necessary to effect such Redemption;

(iii) PubCo shall have exercised its right to defer, delay or suspend the filing or effectiveness of a registration statement and such deferral, delay or suspension shall affect the ability of such Redeeming Member to have its Class A Common Stock registered at or immediately following the consummation of the Redemption;

(iv) PubCo shall have disclosed in good faith to such Redeeming Member any material non-public information concerning PubCo, the receipt of which results in such Redeeming Member being prohibited or restricted from selling Class A Common Stock at or immediately following the Redemption without disclosure of such information (and PubCo does not permit such disclosure);

(v) any stop order relating to the registration statement pursuant to which the Class A Common Stock was to be registered by such Redeeming Member at or immediately following the Redemption shall have been issued by the SEC;

(vi) there shall have occurred a material disruption in the securities markets generally or in the market or markets in which the Class A Common Stock is then traded;

(vii) there shall be in effect an injunction, a restraining order or a decree of any nature of any Governmental Authority that restrains or prohibits the Redemption;

(viii) PubCo shall have failed to comply in all material respects with its obligations under the Registration Rights Agreement, and such failure shall have affected the ability of such Redeeming Member to consummate the resale of Class A Common Stock to be received upon such Redemption pursuant to an effective registration statement; or

(ix) the Redemption Date would occur three (3) Business Days or less prior to, or during, a Black-Out Period.

(d) If the Election Notice specifies a Share Settlement, unless the Redeeming Member has revoked the applicable Redemption as provided in Section 8.01(c), on the Redemption Date (to be effective immediately prior to the close of business on the Redemption Date), (1) PubCo shall transfer to the Redeeming Member the Share Settlement, in exchange for the Redeemed Units; (2) the Redeeming Member shall Transfer, free and clear of all liens and encumbrances the Redeemed Units and an equal number of shares of Class X Common Stock to PubCo; (3) PubCo shall cancel and retire for no consideration such shares of Class X Common Stock; and (4) the Company shall, if the Redeemed Units are certificated, issue to the Redeeming Member and PubCo a certificate for a number of Common Units equal to the difference (if any) between the number of Common Units evidenced by the certificate surrendered by the Redeeming Member pursuant to clause (2) of this Section 8.01(d) and the Redeemed Units. In furtherance of the foregoing, each of the Company and the Redeeming Member shall take all actions reasonably requested by PubCo to effect the transactions contemplated by this Section 8.01(d), including executing and delivering any document reasonably requested by PubCo in connection therewith.

(e) The number of shares of Class A Common Stock applicable to any Share Settlement or Cash Settlement shall not be adjusted on account of any distributions previously made with respect to the Redeemed Units, dividends previously paid with respect to Class A Common Stock or cash or cash equivalents held by PubCo; provided, however, that if a Redeeming Member effects a Redemption of Redeemed Units and the Redemption Date occurs subsequent to the record date for any distribution with respect to the Redeemed Units but prior to payment of such distribution, the Redeeming Member shall be entitled to receive such distribution with respect to the Redeemed Units on the date that it is made notwithstanding that the Redeeming Member Transferred and surrendered or transferred the Redeemed Units prior to such date.

(f) In the case of a Share Settlement, in the event a reclassification or other similar transaction occurs following delivery of a Redemption Notice, but prior to the Redemption Date, as a result of which shares of Class A Common Stock are converted into another security, then a Redeeming Member shall be entitled to receive the amount of such other security that the Redeeming Member would have received if such Redemption Right had been exercised and the Redemption Date had occurred immediately prior to the record date of such reclassification or other similar transaction.

(g) Notwithstanding anything herein to the contrary, in the event that PubCo declares a stock dividend on the Class A Common Stock, Class B Common Stock or Class C Common Stock as contemplated by the penultimate sentence of Section 5.1(b)(iv) of Article Third of PubCo’s Amended and Restated Certificate of Incorporation, the number of shares of Class X Common Stock to be transferred to PubCo in any Redemption that may occur following such declaration may be equitably adjusted by PubCo.

Section 8.02 [INTENTIONALLY OMITTED].

Section 8.03 Reservation of Shares of Class A Common Stock; Listing; Certificate of PubCo, etc.

(a) At all times PubCo shall reserve and keep available out of its authorized but unissued Class A Common Stock, solely for the purpose of issuance upon a Share Settlement in a Redemption such number of shares of Class A Common Stock as shall be issuable upon any such Redemption; provided, that nothing contained herein shall be construed to preclude PubCo from satisfying its obligations in respect of any such Redemption by delivery of purchased Class A Common Stock (which may or may not be held in the treasury of PubCo). PubCo shall deliver Class A Common Stock that has been registered under the Securities Act with respect to any Redemption in which a Share Settlement is made, to the extent a registration statement is effective and available for such shares. PubCo shall use its commercially reasonable efforts to list the Class A Common Stock required to be delivered upon any such Redemption prior to such delivery upon each national securities exchange upon which the outstanding shares of Class A Common Stock are listed at the time of such Redemption (it being understood that any such shares may be subject to transfer restrictions under applicable securities Laws). PubCo covenants that all Class A Common Stock issued upon a Redemption in which a Share Settlement is made will, upon issuance, be validly issued, fully paid and non-assessable. The provisions of this Article VIII shall be interpreted and applied in a manner consistent with any corresponding provisions of PubCo’s certificate of incorporation (if any).

(b) Subject to the terms of the Registration Rights Agreement, PubCo covenants and agrees to deliver shares of the Share Settlement, if requested, pursuant to an effective registration statement under the Securities Act with respect to any Redemption to the extent that a registration statement is effective and available for such shares. In the event that any Redemption in accordance with this Agreement is to be effected at a time when any required registration has not become effective or otherwise is unavailable, upon the request and with the reasonable cooperation of the Redeeming Member requesting such Redemption, PubCo and the Company shall use reasonable best efforts to promptly facilitate such Redemption pursuant to an available exemption from such registration requirements.

(c) PubCo agrees that it has taken all or will take such steps as may be required to cause to qualify for exemption under Rule 16b-3(d) or (e), as applicable, under the Exchange Act, and to be exempt for purposes of Section 16(b) under the Exchange Act, any acquisitions from, or dispositions to, PubCo of equity securities of PubCo (including derivative securities with respect thereto) and any securities that may be deemed to be equity securities or derivative securities of PubCo for such purposes that result from the transactions contemplated by this Agreement, by each officer or director of PubCo. The authorizing resolutions shall be approved by either PubCo’s board of directors or a committee composed solely of two or more Non-Employee Directors (as defined in Rule 16b-3) of PubCo.

Section 8.04 Effect of Exercise of Redemption. This Agreement shall continue notwithstanding the consummation of a Redemption and all other rights set forth herein shall be exercised by the remaining Members and the Redeeming Member (to the extent of such Redeeming Member’s remaining interest in the Company). No Redemption shall relieve such Redeeming Member of any prior breach of this Agreement.

Section 8.05 [reserved]

Section 8.06 Other Redemption Matters.

(a) Each Redemption shall be deemed to be effective immediately prior to the close of business on the Redemption Date, and, in the case of a Share Settlement, the Redeeming Member (or other Person(s) whose name or names in which the Share Settlement is to be issued) shall be deemed to be a holder of the Equity Securities issued in such Share Settlement, from and after that time, until such Equity Securities have been disposed of. As promptly as practicable on or after the Redemption Date, PubCo shall deliver or cause to be delivered to the Redeeming Member (or other Person(s) whose name or names in which the Share Settlement is to be issued) the number of the Share Settlement deliverable upon such Redemption, registered in the name of such Redeeming Member (or other Person(s) whose name or names in which the Share Settlement is to be issued). To the extent the Share Settlement is settled through the facilities of The Depository Trust Company, PubCo will, subject to Section 8.06(c) below, upon the written instruction of a Redeeming Member, deliver or cause to be delivered the shares of the Share Settlement deliverable to such Redeeming Member (or other Person(s) whose name or names in which the Share Settlement is to be issued), through the facilities of The Depository Trust Company, to the account of the participant of The Depository Trust Company designated by such Redeeming Member.

(b) Subject to Section 8.06(c), the shares of Share Settlement issued upon a Redemption shall bear a legend in substantially the following form:

THE TRANSFER OF THESE SECURITIES HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER THE SECURITIES LAWS OF ANY OTHER JURISDICTION, AND MAY NOT BE SOLD OR TRANSFERRED OTHER THAN IN ACCORDANCE WITH THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED (OR OTHER APPLICABLE LAW), OR AN EXEMPTION THEREFROM.

(c) If (i) any shares of the Share Settlement may be sold pursuant to a registration statement that has been declared effective by the Securities and Exchange Commission, (ii) all of the applicable conditions of Rule 144 are met, or (iii) the legend (or a portion thereof) otherwise ceases to be applicable, PubCo, upon the written request of the Redeeming Member thereof shall promptly provide such Redeeming Member or its respective transferees, without any expense to such Persons (other than applicable transfer taxes and similar governmental charges, if any) with new certificates (or evidence of book-entry share) for securities of like tenor not bearing the provisions of the legend with respect to which the restriction has terminated. In connection therewith, such Redeeming Member shall provide PubCo with such information in its possession as PubCo may reasonably request in connection with the removal of any such legend.

(d) PubCo shall bear all of its own expenses in connection with the consummation of any Redemption, whether or not any such Redemption is ultimately consummated, including any transfer taxes, stamp taxes or duties, or other similar taxes in connection with, or arising by reason of, any Redemption; provided, however, that if any of the Share Settlement is to be delivered in a name other than that of the Redeeming Member that requested the Redemption (or The Depository Trust Company or its nominee for the account of a participant of The Depository Trust Company that will hold the shares for the account of such Redeeming Member), then such Redeeming Member and/or the Person in whose name such shares are to be delivered shall pay to PubCo the amount of any transfer taxes, stamp taxes or duties, or other similar taxes in connection with, or arising by reason of, such Redemption or shall establish to the reasonable satisfaction of PubCo that such tax has been paid or is not payable. The Redeeming Member shall bear all of its own expenses in connection with the consummation of any Redemption.

Section 8.07 Employee Unit Redemption Right.

(a) Employee Units shall at all times be subject to any redemption or repurchase rights (whether at a discount or otherwise), and any forfeiture rights, in favor of, and exercisable only by and in the sole discretion of, the Company or Managing Member or any of their respective Subsidiaries, as applicable, set forth in any applicable Vesting Letter (“Employee Unit Repurchase Rights”), which, for the avoidance of doubt, are separate and apart from any Redemption contemplated by Section 8.01. If the Company elects to exercise the Employee Unit Repurchase Right, the Company will repurchase any or all of the Employee Units held by the applicable Employee Member (the “Repurchased Employee Units”) at a price per Repurchased Employee Unit equal to the repurchase price contemplated by the Employee Unit Repurchase Right (which, for the avoidance of doubt, will take into account any discount set forth in the applicable Vesting Letter or otherwise) (the “Employee Repurchase Price”); provided, that in the event the Repurchased Employee Units are to be redeemed or repurchased at a discount to the fair market value of the Employee Units subject to the Employee Unit Repurchase Rights (or otherwise forfeited), the Company shall have the right, in its sole discretion, to effectuate the repurchase contemplated by the Employee Units Repurchase Rights by instead redeeming and cancelling a portion of the Employee Units for no consideration such that the fair market value (as determined by the Managing Member) of the portion of the Employee Units that is not redeemed and cancelled for no consideration pursuant to the immediately preceding clause is equal to the Employee Repurchase Price that the applicable Employee Member would have otherwise received had all of such Employee Member’s Employee Units been redeemed at the applicable Employee Repurchase Price in cash. Upon exercise of the Employee Unit Repurchase Right, the Company shall deliver to the applicable Employee Member a notice setting forth the number of Employee Repurchased Units, the Employee Repurchase Price to be paid for the Repurchased Employee Units (or, if applicable, the number of Repurchased Employee Units to be cancelled and retired for no consideration) and the date (not later than sixty (60) days after date of such notice) and place for the closing of the transaction (such date, the “Employee Unit Repurchase Date”). The Company may elect, in its sole discretion, to pay for the Repurchased Employee Units that are not being cancelled and retired for no consideration (as described above) by any combination of the following: (i) delivery of a cashier’s check or wire transfer of immediately available funds; (ii) issuance of an unsecured subordinated note bearing interest (payable in installments and/or at maturity) at a simple rate per annum equal to the prime rate and subject to such other terms and conditions as may be established by the Managing Member; or (iii) by offsetting against any indebtedness or obligations for advanced or borrowed funds owed to the Company, PubCo, OpCo or any of their respective Affiliates by the applicable Employee Member subject to the repurchase notice; provided, that if the Company does not elect a method of payment, the Repurchased Employee Units shall be paid for in accordance with clause (i). For the avoidance of doubt, to the extent the Company exercises the Employee Unit Repurchase Right pursuant to any rights it may have under any Vesting Letter, this Section 8.07 shall apply, regardless of whether or not prior to, on or after the exercise of the Employee Unit Repurchase Right, the Employee Member has submitted a request to effect the Redemption by the Employee Member contemplated by Section 8.01.

(b) To the extent the Employee Unit Repurchase Right is exercised, on the Employee Unit Repurchase Date (to be effective immediately prior to the close of business on the Employee Unit Repurchase Date):

(i) the Employee Member holding Repurchased Employee Units (x) shall Transfer and surrender, free and clear of all liens and encumbrances the Repurchased Employee Units (including, for the avoidance of doubt, any such Repurchased Employee Units subject to a discounted repurchase or a forfeiture) to the Company and (y) shall Transfer and surrender to PubCo for no consideration, free and clear of all liens and encumbrances an equal number of shares of Class X Common Stock.

(ii) the Company shall (x) cancel the Repurchased Employee Units, (y) pay to the Employee Member holding the Repurchased Employee Units the Employee Repurchase Price (except in the case of cancellation and retirement for no consideration described in Section 8.07(a)), and (z) if the Repurchased Employee Units are certificated, issue to the Employee Member a certificate for a number of Common Units equal to the difference (if any) between the number of Common Units evidenced by the certificate surrendered by the Employee Member pursuant to clause (i) of this Section 8.07(b) and the Repurchased Employee Units; and

(iii) PubCo shall cancel and retire for no consideration the shares of Class X Common Stock that were Transferred to PubCo pursuant to Section 8.07(b)(i)(y) above.

(c) Notwithstanding anything herein to the contrary, all Repurchased Employee Units hereunder shall automatically be counted towards the applicable Employee Member’s Permitted Exchange Percentage, and in connection therewith, shall reduce such Employee Member’s Permitted Exchange Percentage on a pro rata basis with respect to the then-current and each remaining period of time set forth in the portion of the definition thereof applicable to such Employee Member (i.e., the percentage of such Repurchased Employee Units allocated to the then-current and each such remaining period of time in such Employee Member’s Permitted Exchange Percentage will be equal to the percentage described in such definition for each such period of time); provided, however, that the provisions of the proviso in the definition of Redeemable Employee Units shall continue to apply to any Employee Units that remain outstanding in respect of such Employee Member.

ARTICLE IX

PUBCO CHANGE OF CONTROL OR RECAPITALIZATION

Section 9.01 PubCo Change of Control; PubCo Approved Recap Transaction.

(a) In connection with a PubCo Approved Change of Control, Manager shall have the right, in its sole discretion, to require each Member to effect a Redemption of all or a portion of such Member’s and all other Members’ Units together with an equal number of shares of Class X Common Stock, pursuant to which such Units and such shares of Class X Common Stock will be exchanged for shares of Class A Common Stock (or economically equivalent cash or securities of a successor entity), mutatis mutandis, in accordance with the Redemption provisions of Article VIII (applied for this purpose as if PubCo had delivered an Election Notice that specified a Share Settlement with respect to such Redemptions) and otherwise in accordance with this Section 9.01. Any such Redemption pursuant to this Section 9.01(a) shall be effective immediately prior to the consummation of the PubCo Approved Change of Control (and, for the avoidance of doubt, shall not be effective if such PubCo Approved Change of Control is not consummated) (the date of such Redemption, the “Change of Control Redemption Date”). From and after the Change of Control Redemption Date, (i) the Units and any shares of Class X Common Stock subject to such redemption shall be deemed to be transferred to PubCo on the Change of Control Redemption Date and (ii) each such Member shall cease to have any rights with respect to the Units and any shares of Class X Common Stock subject to such Redemption (other than the right to receive shares of Class A Common Stock (or economically equivalent cash or equity securities in a successor entity) pursuant to such Redemption). Manager shall provide written notice of an expected PubCo Approved Change of Control to all Members within the earlier of (x) five (5) Business Days following the execution of an agreement with respect to such PubCo Approved Change of Control and (y) ten (10) Business Days before the proposed date upon which the contemplated PubCo Approved Change of Control is to be effected, including in such notice such information as may reasonably describe the PubCo Approved Change of Control transaction, subject to Law, including the date of execution of such agreement or such proposed effective date, as applicable, the amount and types of consideration to be paid for shares of Class A Common Stock in the PubCo Approved Change of Control, any election with respect to types of consideration that a holder of shares of Class A Common Stock, as applicable, shall be entitled to make in connection with such PubCo Approved Change of Control (which election shall be available to each Member on the same terms as holders of shares of Class A Common Stock). Following delivery of such notice and on or prior to the Change of Control Redemption Date, the Members shall take all actions reasonably requested by PubCo to effect such exchange, including taking any action and delivering any document required pursuant to this Section 9.01 to effect such exchange.

(b) In the event that a tender offer, share exchange offer, issuer bid, take-over bid, recapitalization or similar transaction with respect to all or any portion of shares of PubCo’s issued and outstanding Class A Common Stock is proposed by PubCo or PubCo’s stockholders and approved by the PubCo board of directors, or is otherwise consented to or approved by the PubCo board of directors (a “PubCo Approved Recap Transaction”), Manager shall provide written notice of the PubCo Approved Recap Transaction to all Members within the earlier of (i) five (5) Business Days following the execution of an agreement (if applicable) with respect to, or the commencement of (if applicable), such PubCo Approved Recap Transaction and (ii) ten (10) Business Days before the proposed date upon which the PubCo Approved Recap Transaction is to be effected, including in such notice such information as may reasonably describe the PubCo Approved Recap Transaction, subject to Law, including the date of execution of such agreement (if applicable) or of such commencement (if applicable), the material terms of such PubCo Approved Recap Transaction, including the amount and types of consideration to be received by holders of shares of Class A Common Stock in the PubCo Approved Recap Transaction, any election with respect to types of consideration that a holder of shares of Class A Common Stock, as applicable, shall be entitled to make in connection with such PubCo Approved Recap Transaction, and the number of Units (and the corresponding shares of Class X Common Stock) held by such Member that is applicable to such PubCo Approved Recap transaction. The Members (other than Manager) shall be permitted to participate in such offer by delivering a written notice of participation that is effective immediately prior to the consummation of such offer (and that is contingent upon consummation of such offer), and shall include such information necessary for consummation of such offer as requested by PubCo. In the case of any PubCo Approved Recap Transaction that was initially proposed by PubCo, PubCo shall use reasonable best efforts to enable and permit the Members (other than the Manager) to participate in such transaction to the same extent or on an economically equivalent basis as the holders of shares of Class A Common Stock, and to enable such Members to participate in such transaction without being required to exchange Units or shares of Class X Common Stock in connection therewith.

ARTICLE X

LIMITATION ON LIABILITY, EXCULPATION

AND INDEMNIFICATION

Section 10.01 Limitation on Liability. The debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and no Covered Person shall be obligated personally for any such debt, obligation or liability of the Company ; provided, that the foregoing shall not alter a Member’s obligation to return funds wrongfully distributed to it or other obligations specifically enumerated in this Agreement.

Section 10.02 Exculpation and Indemnification.

(a) Subject to the duties of the Managing Member and the Officers set forth in Section 6.04 and any employment agreement and/or restrictive covenants agreement with the Company as in effect from time to time (collectively, the “Specified Covenants”), neither the Managing Member nor any other Covered Person shall be liable, including under any legal or equitable theory of fiduciary duty or other theory of liability, to the Company or to any other Covered Person for any losses, claims, damages or liabilities incurred by reason of any act or omission performed or omitted by such Covered Person in good faith on behalf of the Company. There shall be, and each Covered Person shall be entitled to, a presumption that such Covered Person acted in good faith.

(b) A Covered Person shall be fully protected in relying in good faith upon the records of the Company and upon such information, opinions, reports or statements presented to the Company by any Person as to matters the Covered Person reasonably believes are within such Person’s professional or expert competence.

(c) (i) The Company shall indemnify, defend and hold harmless each Covered Person against any losses, claims, damages, liabilities, expenses (including all reasonable fees and expenses of counsel), judgments, fines, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, in which such Covered Person may be involved or become subject to, in connection with any matter arising out of or in connection with the Company’s business or affairs, or this Agreement or any related document, unless such loss, claim, damage, liability, expense, judgment, fine, settlement or other amount is as a result of a Covered Person not acting in good faith on behalf of the Company or arose as a result of the willful commission by such Covered Person of any act that is dishonest and materially injurious to the Company or (ii) results from its contractual obligations under any Transaction Agreement to be performed in a capacity other than as a Covered Person or results from a breach by such Covered Person of a Specified Covenant. If any Covered Person becomes involved in any capacity in any action, suit, proceeding or investigation in connection with any matter arising out of or in connection with the Company’s business or affairs, or this Agreement or any related document (other than any Transaction Agreement), other than (x) by reason of any act or omission performed or omitted by such Covered Person that was not in good faith on behalf of the Company or constituted a willful commission by such Covered Person of an act that is dishonest and materially injurious to the Company, or (y) as a result of any breach by such Covered Person of a Specified Covenant, the Company shall reimburse such Covered Person for its reasonable legal and other reasonable out-of-pocket expenses (including the cost of any investigation and preparation) as they are incurred in connection therewith; provided, that such Covered Person shall promptly repay to the Company the amount of any such reimbursed expenses paid to it if it shall be finally judicially determined that such Covered Person was not entitled to indemnification by, or contribution from, the Company in connection with such action, suit, proceeding or investigation. If for any reason (other than the bad faith of a Covered Person or the willful commission by such Covered Person of an act that is dishonest and materially injurious to the Company) the foregoing indemnification is unavailable to such Covered Person, or insufficient to hold it harmless, then the Company shall contribute to the amount paid or payable by such Covered Person as a result of such loss, claim, damage, liability, expense, judgment, fine, settlement or other amount in such proportion as is appropriate to reflect any relevant equitable considerations. There shall be, and each Covered Person shall be entitled to, a rebuttable presumption that such Covered Person acted in good faith.

(i) The obligations of the Company under this Section 10.02(c) shall be satisfied solely out of and to the extent of the Company’s assets, and no Covered Person shall have any personal liability on account thereof.

(ii) Given that certain Jointly Indemnifiable Claims may arise by reason of the service of a Covered Person to the Company and/or as a director, trustee, officer, partner, member, manager, employee, consultant, fiduciary or agent of other corporations, limited liability companies, partnerships, joint ventures, trusts, employee benefit plans or other enterprises controlled by the Company (collectively, the “Controlled Entities”), or by reason of any action alleged to have been taken or omitted in any such capacity, the Company acknowledges and agrees that the Company shall, and to the extent applicable shall cause the Controlled Entities to, be fully and primarily responsible for the payment to the Covered Person in respect of indemnification or advancement of all out-of-pocket costs of any type or nature whatsoever (including, without limitation, all attorneys’ fees and related disbursements) in each case, actually and reasonably incurred by or on behalf of a Covered Person in connection with either the investigation, defense or appeal of a claim, demand, action, suit or proceeding or establishing or enforcing a right to indemnification under this Agreement or otherwise incurred in connection with a claim that is indemnifiable hereunder (collectively, “Expenses”) in connection with any such Jointly Indemnifiable Claim, pursuant to and in accordance with (as applicable) the terms of (A) the Delaware Act, (B) this Agreement, (C) any other agreement between the Company or any Controlled Entity and the Covered Person pursuant to which the Covered Person is indemnified, (D) the Laws of the jurisdiction of incorporation or organization of any Controlled Entity and/or (E) the certificate of incorporation, certificate of organization, bylaws, partnership agreement, operating agreement, certificate of formation, certificate of limited partnership, certificate of qualification or other organizational or governing documents of any Controlled Entity ((A) through (E) collectively, the “Indemnification Sources”), irrespective of any right of recovery the Covered Person may have from the Indemnitee-Related Entities. Under no circumstance shall the Company or any Controlled Entity be entitled to any right of subrogation or contribution by the Indemnitee-Related Entities and no right of advancement or recovery the Covered Person may have from the Indemnitee-Related Entities shall reduce or otherwise alter the rights of the Covered Person or the obligations of the Company or any Controlled Entity under the Indemnification Sources. In the event that any of the Indemnitee-Related Entities shall make any payment to the Covered Person in respect of indemnification or advancement of Expenses with respect to any Jointly Indemnifiable Claim, (x) the Company shall, and to the extent applicable shall cause the Controlled Entities to, reimburse the Indemnitee-Related Entity making such payment to the extent of such payment promptly upon written demand from such Indemnitee-Related Entity, (y) to the extent not previously and fully reimbursed by the Company and/or any Controlled Entity pursuant to clause (x), the Indemnitee-Related Entity making such payment shall be subrogated to the extent of the outstanding balance of such payment to all of the rights of recovery of the Covered Person against the Company and/or any Controlled Entity, as applicable, and (z) the Covered Person shall execute all papers reasonably required and shall do all things that may be reasonably necessary to secure such rights, including the execution of such documents as may be necessary to enable the Indemnitee-Related Entities effectively to bring suit to enforce such rights. The Company and the Covered Person agree that each of the Indemnitee-Related Entities shall be third-party beneficiaries with respect to this Section 10.02(c), entitled to enforce this Section 10.02(c) as though each such Indemnitee-Related Entity were a party to this Agreement. The Company shall cause each of the Controlled Entities to perform the terms and obligations of this Section 10.02(c) as though each such Controlled Entity was the “Company” under this Agreement. For purposes of this Section 10.02(c), the following terms shall have the following meanings:

(A) The term “Indemnitee-Related Entities” means any corporation, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise (other than the Company, any Controlled Entity or the insurer under and pursuant to an insurance policy of the Company or any Controlled Entity) from whom a Covered Person may be entitled to indemnification or advancement of Expenses with respect to which, in whole or in part, the Company or any Controlled Entity may also have an indemnification or advancement obligation.

(B) The term “Jointly Indemnifiable Claims” shall be broadly construed and shall include, without limitation, any claim, demand, action, suit or proceeding for which the Covered Person shall be entitled to indemnification or advancement of Expenses from both (i) the Company and/or any Controlled Entity pursuant to the Indemnification Sources, on the one hand, and (ii) any Indemnitee-Related Entity pursuant to any other agreement between any Indemnitee-Related Entity and the Covered Person pursuant to which the Covered Person is indemnified, the Laws of the jurisdiction of incorporation or organization of any Indemnitee-Related Entity and/or the certificate of incorporation, certificate of organization, bylaws, partnership agreement, operating agreement, certificate of formation, certificate of limited partnership or other organizational or governing documents of any Indemnitee-Related Entity, on the other hand.

ARTICLE XI

DISSOLUTION AND TERMINATION

Section 11.01 Dissolution.

(a) The Company shall not be dissolved by the admission of Additional Members or Substitute Members pursuant to Section 3.02.

(b) No Member shall (i) resign from the Company prior to the dissolution and winding up of the Company except in connection with a Transfer of Units pursuant to the terms of this Agreement or (ii) take any action to dissolve, terminate or liquidate the Company or to require apportionment, appraisal or partition of the Company or any of its assets, or to file a bill for an accounting, except as specifically provided in this Agreement, and each Member, to the fullest extent permitted by Law, hereby waives any rights to take any such actions under Law, including any right to petition a court for judicial dissolution under Section 18-802 of the Delaware Act.

(c) The Company shall be dissolved and its business wound up only upon the earliest to occur of any one of the following events (each a “Dissolution Event”):

(i) the expiration of forty-five (45) days after the sale or other disposition of all or substantially all the assets of the Company;

(ii) upon the approval of the Managing Member; or

(iii) the entry of a decree of judicial dissolution under Section 18-802 of the Delaware Act, in contravention of this Agreement.

The Members hereby agree that the Company shall not dissolve prior to the occurrence of a Dissolution Event and that no Member shall seek a dissolution of the Company, under Section 18-802 of the Delaware Act or otherwise, other than based on the matters set forth in subsections (i), (ii) and (iii) above. If it is determined by a court of competent jurisdiction that the Company has dissolved prior to the occurrence of a Dissolution Event, the Members hereby agree to continue the business of the Company without a Liquidation.

(d) The death, retirement, resignation, expulsion, bankruptcy, insolvency or dissolution of a Member or the occurrence of any other event that terminates the continued membership of a Member of the Company shall not in and of itself cause dissolution of the Company.

Section 11.02 Winding Up of the Company.

(a) The Managing Member shall promptly notify the other Members of any Dissolution Event. Upon dissolution, the Company’s business shall be liquidated in an orderly manner. The Managing Member shall appoint a liquidating trustee to wind up the affairs of the Company pursuant to this Agreement. In performing its duties, the liquidating trustee is authorized to sell, distribute, exchange or otherwise dispose of the assets of the Company in accordance with the Delaware Act and in any reasonable manner that the liquidating trustee shall determine to be in the best interest of the Members.

(b) The proceeds of the liquidation of the Company shall be distributed in the following order and priority:

(i) first, to the creditors (including any Members or their respective Affiliates that are creditors) of the Company in satisfaction of all of the Company’s liabilities (whether by payment or by making reasonable provision for payment thereof, including the setting up of any reserves which are, in the judgment of the liquidating trustee, reasonably necessary therefor); and

(ii) second, to the Members in the same manner as distributions under Section 5.02(b).

(c) Distribution of Property. In the event it becomes necessary in connection with the Liquidation to make a distribution of Property in-kind, subject to the priority set forth in Section 11.02(b), the liquidating trustee shall have the right to compel each Member, treating each such Member in a substantially similar manner, to accept a distribution of any Property in-kind (with such Property, as a percentage of the total liquidating distributions to such Member), corresponding as nearly as possible to the distributions such Member would receive under Section 11.02(b) with such distribution being based upon the amount of cash that would be distributed to such Members if such Property were sold for an amount of cash equal to the fair market value of such Property, as determined by the liquidating trustee in good faith.

Section 11.03 Termination. The Company shall terminate when all of the assets of the Company, after payment of or reasonable provision for the payment of all debts and liabilities of the Company, shall have been distributed to the Members in the manner provided for in this Article XI, and the Certificate shall have been cancelled in the manner required by the Delaware Act.

Section 11.04 Survival. Termination, dissolution or Liquidation of the Company for any reason shall not release any party from any liability which at the time of such termination,

dissolution or Liquidation already had accrued to any other party or which thereafter may accrue in respect to any act or omission prior to such termination, dissolution or Liquidation.

ARTICLE XII

MISCELLANEOUS

Section 12.01 Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such cost or expense.

Section 12.02 Further Assurances. Each Member agrees to execute, acknowledge, deliver, file and record such further certificates, amendments, instruments and documents, and to do all such other acts and things, as may be required by Law or as, in the reasonable judgment of the Managing Member, may be necessary or advisable to carry out the intent and purposes of this Agreement.

Section 12.03 Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission and electronic mail (“e-mail”) transmission, so long as a receipt of such e-mail is requested and received) and shall be given to such party at the address, facsimile number or e-mail address specified for such party on the Member Schedule hereto or to such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. on a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding Business Day in the place of receipt.

Section 12.04 Binding Effect; Benefit; Assignment.

(a) The provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. No provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns.

(b) Except as provided in Article VII, no Member may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the Managing Member.

Section 12.05 Jurisdiction.

(a) The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby (whether brought by any party or any of its Affiliates or against any party or any of its Affiliates) shall be brought in the Delaware Chancery Court or, if such court shall not have jurisdiction, any federal court located in the State of Delaware or other Delaware state court, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by Law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 13.03 shall be deemed effective service of process on such party.

(b) EACH OF THE COMPANY AND THE MEMBERS HEREBY IRREVOCABLY DESIGNATES THE CORPORATION SERVICE COMPANY (IN SUCH CAPACITY, THE “PROCESS AGENT”), WITH AN OFFICE AT 251 LITTLE FALLS DRIVE, WILMINGTON, NEW CASTLE COUNTY, DELAWARE 19801, AS ITS DESIGNEE, APPOINTEE AND AGENT TO RECEIVE, FOR AND ON ITS BEHALF SERVICE OF PROCESS IN SUCH JURISDICTION IN ANY LEGAL ACTION OR PROCEEDINGS WITH RESPECT TO THIS AGREEMENT OR ANY OTHER AGREEMENT EXECUTED IN CONNECTION WITH THIS AGREEMENT, AND SUCH SERVICE SHALL BE DEEMED COMPLETE UPON DELIVERY THEREOF TO THE PROCESS AGENT; PROVIDED THAT IN THE CASE OF ANY SUCH SERVICE UPON THE PROCESS AGENT, THE PARTY EFFECTING SUCH SERVICE SHALL ALSO DELIVER A COPY THEREOF TO EACH OTHER SUCH PARTY IN THE MANNER PROVIDED IN SECTION 13.03 OF THIS AGREEMENT. EACH PARTY SHALL TAKE ALL SUCH ACTION AS MAY BE NECESSARY TO CONTINUE SAID APPOINTMENT IN FULL FORCE AND EFFECT OR TO APPOINT ANOTHER AGENT SO THAT SUCH PARTY SHALL AT ALL TIMES HAVE AN AGENT FOR SERVICE OF PROCESS FOR THE ABOVE PURPOSES IN WILMINGTON, DELAWARE. NOTHING HEREIN SHALL AFFECT THE RIGHT OF ANY PARTY TO SERVE PROCESS IN ANY MANNER PERMITTED BY APPLICABLE LAW. EACH PARTY EXPRESSLY ACKNOWLEDGES THAT THE FOREGOING WAIVER IS INTENDED TO BE IRREVOCABLE UNDER THE LAWS OF THE STATE OF DELAWARE AND OF THE UNITED STATES OF AMERICA.

Section 12.06 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 12.07 Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

Section 12.08 Entire Agreement. This Agreement and the Transaction Documents constitute the entire agreement between the parties with respect to the subject matter of this Agreement and supersede all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement. Nothing in this Agreement shall create any third-party beneficiary rights in favor of any Person or other party, except to the extent provided herein with respect to Indemnitee-Related Entities, each of whom are intended third-party beneficiaries of those provisions that specifically relate to them with the right to enforce such provisions as if they were a party hereto.

Section 12.09 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the fullest extent possible.

Section 12.10 Amendment.

(a) This Agreement can be amended at any time and from time to time by the Managing Member.

(b) No waiver of any provision or default under, nor consent to any exception to, the terms of this Agreement or any agreement contemplated hereby shall be effective unless in writing and signed by the party to be bound and then only to the specific purpose, extent and instance so provided.

Section 12.11 Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, without regard to the conflicts of law rules of such State that would result in the application of the Laws of any other State.

Section 12.12 No Presumption. With regard to each and every term and condition of this Agreement, the parties hereto understand and agree that the same have or has been mutually negotiated, prepared and drafted, and if at any time the parties hereto desire or are required to interpret or construe any such term or condition, no consideration will be given to the issue of which party hereto actually prepared, drafted or requested any term or condition of this Agreement.

Section 12.13 Attorney-In-Fact. Each Member hereby appoints the Company as such Member’s attorney-in-fact (with full power of substitution) and hereby authorizes the Company to the execute and deliver in such Member’s name and on its behalf any amendment of this Agreement or other document relating hereto in furtherance of such Member’s rights and obligations pursuant to this Agreement. Each Member hereby acknowledges and agrees that such proxy is coupled with an interest and shall not terminate upon any bankruptcy, dissolution, liquidation, death or incapacity of such Member.

Section 12.14 Immunity Waiver. Each Member, that is not an individual, acknowledges that it is a commercial entity and is a separate entity distinct from its ultimate shareholders and/or the executive organs of the government of any state and is capable of suing and being sued. The entry by each Member into this Agreement constitutes, and the exercise by each Member of its respective rights and performance of its respective obligations hereunder will constitute, private and commercial acts performed for private and commercial purposes that shall not be deemed as being entered into in the exercise of any public function.

Section 12.15 Specific Performance. It is hereby agreed and acknowledged that it will be impossible to measure in money the damages that would be suffered if the parties fail to comply with any of the obligations herein imposed on them and that, in the event of any such failure, an aggrieved Member or other party or third-party beneficiary specified in Section 12.08 will be irreparably damaged and will not have an adequate remedy at Law. Any such Person shall, therefore, be entitled (in addition to any other remedy to which such party may be entitled at Law or in equity) to injunctive relief, including specific performance, to enforce such obligations, without the posting of any bond and if any action should be brought in equity to enforce any of the provisions of this Agreement, none of the Company or Members shall raise the defense that there is an adequate remedy at Law.

Section 12.16 Agreement of Certain Members. By accepting the benefits of this Agreement, each Member that is or was an employee or service provider of the Company or any of its Affiliates (or that holds Units Transferred from or on behalf of any such individual) agrees that, to the extent any Vesting Letter, award agreement, guaranteed compensation agreement, employment agreement or other similar agreement between the Company or any of its Affiliates, on the one hand, and such employee or service provider (or any Affiliate that holds Units Transferred from or on behalf of any such individual) on the other hand, provides for rights and obligations of the parties thereto to be triggered upon the termination for “Cause” (or other similar construct) of such employee or service provider, unless a definition of “Cause” is expressly set forth in such agreement without reference to a definition thereof in any limited liability company or operating agreement, then the definition of “Cause” applicable to such agreement shall be the definition thereof in the applicable predecessor limited liability company or operating agreement referred to in such Vesting Letter, award agreement, guaranteed compensation agreement, employment agreement or other similar agreement; provided, however, that, by accepting the benefits of this Agreement, each such Member further agrees and acknowledges that any such definition in any such predecessor limited liability company or operating agreement shall cease to be effective and shall be superseded at such time as the Managing Member adopts a new definition of “Cause” and provides thirty (30) days advance notice of such new definition to any such employee or service provider, in which event, such new definition shall become effective, but shall only apply to such employee or service provider with respect to matters first occurring after such effectiveness (whether or not discovered only after such effectiveness).

[signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Limited Liability Company Agreement to be duly executed as of the day and year first written above.

ENDEAVOR MANAGER, LLC

By:	/s/ Jason Lublin
Name:	Jason Lublin
Title:	Chief Financial Officer

ENDEAVOR GROUP HOLDINGS, INC.

By:	/s/ Jason Lublin
Name:	Jason Lublin
Title:	Chief Financial Officer

ENDEAVOR OPERATING COMPANY, LLC

By:	/s/ Jason Lublin
Name:	Jason Lublin
Title:	Chief Financial Officer

DRAGON HOLDCO, LLC

By:	/s/ David Droga
Name:
Title:

[Signature Page to the Limited Liability Company Agreement of Endeavor Manager, LLC]

Schedule A – Member Schedule

1.	Endeavor Group Holdings, Inc.

2.	Dragon Holdco, LLC

3.	Employee Members

Schedule B – Certain Members

1.	Chris Jeffries

2.	Meredith Wechter

3.	Simon Faber